Exhibit 10.27

CO-LOCATION AGREEMENT

This Co-Location Agreement (“Agreement”) made this fifteen (15th) day of November, 2011 (“Effective Date”), is by and between Epsilon Data Management, LLC, with a place of business at 4401 Regent Blvd., Irving, TX 75063 ("Epsilon") and Cyrus Networks, LLC d/b/a CyrusOne, a Delaware corporation with a place of business at 5150 Westway Park Blvd., Houston, Texas 77041 ("Provider"), each a “Party” and together, the “Parties.”

WHEREAS, Epsilon is interested in obtaining co-location services from Provider for which Epsilon will place its equipment and the equipment of its permitted users at any time, (the “Equipment”) in Provider’s Premises; and

WHEREAS, Provider leases or owns space in the building(s) located at The Lewisville Technology Center, 2501 S. State Highway 121, Lewisville, Texas 75067 (the “Premises”).

NOW, THEREFORE, the Parties agree as follows:

1.	Provider Representations, Warranties, and Obligations.
a.	Provider shall provide to Epsilon the following:

i.	Physical space as set forth in Exhibit A for the Equipment ("Equipment Space").
ii.	Uninterrupted HVAC and power as set forth in the SLA, and grounding for the Equipment and Equipment Space as required pursuant to this Agreement and as may further be described in any SOW.
iii.	Sufficient back-up generator capabilities and capacity to ensure an uninterrupted power supply as required by this Agreement.
iv.
Access to the Premises, including the Equipment Space, during normal business hours so that Epsilon may perform installation, operation, maintenance, replacement and repair functions in the Equipment Space, all in accordance with the terms of this Agreement, including the Exhibits, Appendices and Schedules.

v.
Provider agrees to provide the services set forth in this Agreement, as modified or enhanced by any agreed and executed Statement of Work (“SOW”) between the parties (the “Services”).  Unless otherwise specifically set forth in writing, the terms of this Agreement shall prevail in the event of any inconsistency between it and any SOW.

vi.
Provider shall make commercially reasonable efforts to install a DWDM network between Building 7 of the Premises and any future Provider buildings in the Dallas Ft. Worth area.  In such event, Epsilon shall have the option to use the DWDM network, at cost to Epsilon, as a method to interconnect Provider facilities in which Epsilon has space.  The addition of DWDM services shall require a Project Change Request, which shall be consistent with the terms of this Section 1(a) (vi).

b.	Provider will adhere to the Service Levels (“SLA”) set forth in Exhibit B. Exhibit B sets out the SLA’s and the methodology for the reduction in Fees for any SLA failure.
c.	Provider will provide and adhere to the Customer Support Guide as developed from the outline attached hereto as Exhibit E.
d.	Provider shall maintain Data Center Tier IV certification for Mechanical and Electrical with TIA 942 or the then preferred industry standard certification supplier of Provider.
e.
Provider has the authority to enter into this Agreement and has obtained (or will obtain) and will maintain, at its sole expense, all consents, inspections, permits, licenses, or other approvals required for Provider to fulfill its obligations under this Agreement.

f.	Provider is responsible for all Premises utilities including but not limited to electricity and water and, if applicable, other utilities as described in any SOW executed pursuant to this Agreement.
g.
Provider will engineer the space for the minimum megawatt (MW) of critical load power based on Epsilon’s requirements as set forth in Appendix I, approximately 150W/RFSF on the Go-Live Date scaling up to 300W/RFSF as necessary to meet Epsilon requirements.

h.
Provider shall reimburse Epsilon $    per day for each day of delay from the mutually agreed upon Go-Live Date, provided that Provider shall only reimburse Epsilon in the event the delay is caused by Provider and is not related to a force majeure event.  For avoidance of doubt, Provider shall not be responsible for any delays caused by Epsilon’s failure to provide timely information or otherwise assist in the implementation of Services.

i.
Provider will not grant a security interest in, include the Equipment on any UCC financing statement, or otherwise encumber or allow any of the Equipment to become subject to a lien.  Provider does not gain any ownership interest in the Equipment by means of this Agreement.

j.
Provider is currently engaged in the certification process with the Uptime Institute to obtain Tier III certification with regard to the Premises.  Provider shall use commercially reasonable efforts to complete this process and obtain the Tier III Certification.  In addition, Provider shall provide monthly updates to Epsilon regarding the status of Provider’s certification.

2.	Epsilon Representations and Warranties.
a.	Epsilon represents and warrants that it has the authority to enter this Agreement and perform its obligations hereunder.
b.
Epsilon represents and warrants that in connection with the exercise of its rights and performance of its obligations under this Agreement, Epsilon shall at all times comply with the terms and conditions of this Agreement including without limitation all exhibits and attachments, Provider’s Acceptable Use Policy (the “AUP”), and all applicable Laws.  Epsilon further represents and warrants that it will not interfere with any other occupant of the Premises.

c.
Epsilon represents and warrants that as of the Effective Date, and at all times during the Term, it shall own or have the legal right to place and use the Equipment as contemplated herein, and that it shall exercise its rights and perform its obligations under this Agreement without infringing, misappropriating or otherwise violating any intellectual property rights of Provider, any third party or any applicable Law.  Epsilon further represents and warrants that its placement and use of the Equipment will not pose a physical threat to Provider, the Premises, or customers of Provider and comply with all policies, procedures, and security requirements provided by Provider.  Epsilon further represents and warrants that as of the Effective Date, and at all times during the Term, it has obtained (or will obtain) and will maintain, at its sole expense, all consents, inspection, permits, licenses, or other approvals required for Epsilon to fulfill its obligations under the Agreement and to utilize the Equipment Space and Services as contemplated hereunder.

3.	Term and Termination.
a.
This Agreement is effective as of the Effective Date and, unless terminated earlier as otherwise permitted under this Agreement, will remain effective for sixty (60) months from the Go-Live Date (the “Initial Term”). Epsilon shall have the right to renew this Agreement for two (2) one (1) year renewal terms (each a “Renewal Term”). At least one hundred and twenty (120) days prior to the end of the Initial Term, or any Renewal Term, Provider shall notify Epsilon of the impending term expiration.  Within thirty (30) days of receiving such notice Epsilon shall provide written notice indicating whether it intends to renew the Agreement.  In the event Epsilon does not give notice of its intent to renew, Epsilon shall be deemed to have elected to renew and any Renewal Term shall require the consent of Provider. The Initial Term and the Renewal Term may be referred to herein as the “Term.”

b.
This Agreement may be terminated for convenience by Epsilon before the 5th year of the Term upon ninety (90) days written notice, provided Epsilon pays the scheduled Termination for Convenience Fee as follows:

i.
Should Epsilon exercise this right of termination for convenience, Epsilon shall be obligated to pay the following Termination for Convenience Fee, in addition to any unamortized broker fees or additional termination for convenience fees set forth in future SOWs or Order Forms: Epsilon has committed to operating at least 300 Customer Cabinets with an average monthly power consumption of 3.2kW per Customer Cabinet for at least 36 months (the “Full Ramp Period”).  The monetary value of this minimum commitment is equal to US $     (the “Full Ramp Minimum Commitment”).  The Termination for Convenience Fee shall be equal to that portion of the Full Ramp Minimum Commitment that has not been paid by Epsilon on the date it gives notice of its intent to terminate for convenience, without any credit for (A) amounts paid by Epsilon outside the Full Ramp Period, or (B) amounts paid during the Full Ramp Period for (1) Customer Cabinets or power usage in excess of the Minimum Commitment, or (2) amounts not attributable to the MRC for Customer Cabinets (i.e. Smart Hands Services, Pass-throughs, cross-connects, etc.)  All amounts due under this Section 3(b) shall be paid immediately upon notice from Epsilon of its intent to terminate for convenience, subject to Section 3(b) (ii) below.

ii.
Should Epsilon notify Provider of its intent to exercise its Termination for Convenience in accordance with subsection (i) above within one hundred eighty (180) days (instead of the 90 day notice required above), Provider agrees that upon such notice it shall  use reasonable efforts to offer the Equipment Space to potential customers with the same requirements as Epsilon before other space on the Premises in order to reduce the amount of Termination for Convenience Fee due by Epsilon to Provider.  Should Provider execute an agreement with another customer regarding the Equipment Space prior to the Termination for Convenience date, the Termination for Convenience Fee shall be reduced in an amount equal to the amount of monthly recurring fees (not including amounts attributable to pass-throughs, cross-connects, smart hands services or other non-recurring charges) to be paid by the other customer during the remaining Term.

4.	Payment Terms.
a.
Epsilon shall provide payment to Provider of all undisputed amounts due no later than forty-five (45)days after Epsilon’s receipt of an invoice reflecting any applicable SLA credits as further described in Exhibit B.  All payments shall be made in US dollars.  Epsilon may reasonably and in good faith dispute invoices by providing notice in writing to Provider.  The pricing shall be as set out in Appendix 1 (the “Fees”).  Restrictive endorsements or other statements on checks will not apply to Provider.  Epsilon will reimburse Provider for its costs and expenses (including reasonable attorneys’ fees) associated with collecting past due amounts.  Provider reserves the right to discontinue Services in the event of non-payment of undisputed amounts by Epsilon.  A service disruption notice will be sent to Epsilon via email when an invoice has not been paid sixty (60) days past its invoice date.

b.
If Epsilon reasonably disputes any portion of an invoice, Epsilon must pay the undisputed portion of the invoice in accordance with the terms and conditions of this Agreement and submit a written claim with adequate detail to Provider for the disputed amount.  All claims must be submitted to Provider within one hundred twenty (120) days from the invoice date for those Services.  Epsilon waives the right to dispute any Fees not disputed within this one hundred twenty (120) day time frame.  The parties will negotiate in good faith to try to resolve any such dispute with respect to such claims within sixty (60) days after the respective invoice date.  In the event the dispute is resolved against Epsilon, Epsilon shall pay such amounts within five (5) business days of resolution.    Provider shall have one hundred eighty (180) days from the date the charges were incurred to include any charges on an invoice to Epsilon.

c.
Except for taxes based on Provider’s net income and ad valorem, personal and real property taxes imposed on Provider’s owned or leased property, Epsilon is responsible for payment of all property, sales, use, gross receipts, and excise taxes, imposed on or based upon the provision of Services, Epsilon’s use of the Premises, or the location of Equipment in the Premises (collectively “Taxes).  Provider will timely invoice Epsilon for any and all Taxes payable by Epsilon under the terms of this Agreement.  In the event that Epsilon is tax exempt, Epsilon shall provide Provider with a copy of a valid tax exemption certificate from the applicable taxing authority before invoicing for Services begins.  Epsilon is responsible for updating such certificates upon expiration.  Provider shall not recognize exempt status unless it has on file a valid tax exemption certificate.

5.	Use of the Premises and Equipment Space.
a.
Epsilon shall be permitted to use the Equipment Space only for the operation of its data center and related activities, unless Provider in its sole discretion gives written consent to other uses.  Epsilon shall also have a non-exclusive right to use the Common Space, so long as such areas are used for their intended and customary purposes.  Epsilon’s use of the Equipment Space and Common Space shall be subject to Provider’s reasonable policies and procedures, adopted and amended from time to time, including without limitation Provider’s AUP, as set out in Exhibit G.  Epsilon shall ensure that the Epsilon Representatives comply with such policies and procedures and shall monitor such persons to ensure their compliance.  Epsilon agrees to pay for the cost associated with any damage to the Premises caused by Epsilon or any of Epsilon Representatives, including the clean up, removal and remediation of any hazardous materials.  Notwithstanding Epsilon’s right to use the Equipment Space, Provider retains the right to access any and all of the Equipment Space for any legitimate business purpose, including without limitation verification of compliance with the terms and conditions of this Agreement provided that Epsilon shall be notified of such access and such access shall be in accordance with Section 7.  All other non-emergency access to the Equipment Space by Provider shall require no less than ten (10) business days prior notice.  To the extent an emergency arises that involves the potential loss of life, personal injury, or substantial damage to property Provider shall be permitted to immediately access the Equipment Space and take appropriate measures, without regard to any security/access policy or procedure.  Provider will promptly give Epsilon notice of such actions.

b.	Changes. Epsilon may make any material alterations, improvements or installations (collectively, “Alterations”) to the Equipment Space upon prior written approval of the Provider.
c.
Liens.  Epsilon shall not suffer or permit any mechanic's, laborer's, or material man’s lien to be filed against the Premises or any part thereof by reason of work, labor, services, or materials requested and/or supplies claimed to have been requested by Epsilon; and if such lien shall at any time be so filed, Epsilon shall cause it to be canceled and discharged of record (by bonding or otherwise), within thirty (30) days after notice of the filing thereof, and Epsilon shall indemnify and hold harmless Provider from any loss or expense incurred in connection therewith.

d.                   (i) Provider agrees that the Equipment Space, as shown in Exhibit A, shall consist of approximately 10,000 square feet.  This space shall be for the exclusive use of Epsilon during the Term of the Agreement.

Provider also agrees, pursuant to the terms of Epsilon’s right of first refusal, to allow Epsilon to expand into additional space beyond space outlined in Exhibit A in an adjacent and contiguous manner, and will provide a space take-down plan which instructs the installation of other new customers of Provider to occupy space outside any immediate Epsilon expansion areas until such time as no suitable non-contiguous space in available within the Premises at which point the space may be offered to other customers, subject to Epsilon’s right of first refusal.

(ii) Provider shall grant Epsilon a right of first refusal to any additional space available in the Data Hall or the Premises, beyond the initial 10,000 square feet of Equipment Space, in either case “Space”, during the Term of this Agreement, (“Right of First Refusal”).  Provider shall notify Epsilon, in writing, upon commencement of actual contract negotiations with another entity seeking to occupy that Space.  Epsilon shall respond in writing within ten (10) business days indicating its intent to occupy such Space.  Should Epsilon fail to respond within 10 business days, Epsilon will be deemed to have waived its Right of First Refusal as to the Space sought by such other entity.  The additional Space shall be offered to Epsilon at payment terms at least as attractive as Epsilon’s then-current Fees.  If Epsilon does not exercise its Right of First Refusal in writing within such ten (10) days or declines to exercise its Right of First Refusal, Provider thereafter shall have the right to extend the space to such other entity at which time Epsilon’s Right of First Refusal with regard to that Space, under this subsection (d) shall terminate and Epsilon shall no longer have any Right of First Refusal with regard to that Space.  If Provider does not enter into a contract with regard to the Space with such other entity within one hundred and eighty (180) days of the written notification to Epsilon, Epsilon’s Right of First Refusal in regards to such Space shall be reinstated.  This Right of First Refusal is intended to be ongoing and fluid in order to ensure Epsilon’s continued ability to expand during the Term.  If Epsilon exercises its Right of First Refusal to the Space, billing for such Space shall begin upon agreed occupancy of the Space or within 90 days, whichever happens sooner.

e.	Provider shall have no right to relocate Epsilon during the Term of the Agreement or any renewal periods.

6.	Maintenance.
a.
During the Term, except as provided below, Provider will be responsible for the condition, operation, repairs, replacements, maintenance and management of the Premises, including all Technical Infrastructure, except to the extent caused by Epsilon, any Epsilon Representative or the Equipment.  All repairs shall be completed in a prompt and workmanlike manner. However, should Provider not make repairs in a prompt and workmanlike manner resulting in a material impact to Epsilon’s operations, Epsilon shall have the right to complete any necessary repair, without harming any other tenant in the Premises, and offset such actual costs of repair against Fees owed to Provider, provided that any such repairs shall be performed by a qualified contractor that is familiar with the architecture of the Premises and agrees to comply with the provisions of this Agreement related to Epsilon contractors.  All such repairs shall be performed in a diligent, competent and workmanlike manner and in a manner which will not impair the proper functioning of the Data Hall or Premises or void any manufacturers or installation warranties of equipment in the Premises.

The provision of all maintenance services performed pursuant to this subsection shall be provided at no charge to Epsilon. Provider shall maintain the Premises and Technical Infrastructure in efficient working order and in accordance with its written maintenance standards and the Customer Support Guide as developed from the outline attached as Exhibit E.  Provider shall have sole responsibility, except in the case of Epsilon needing to make repairs as noted above, for negotiating, executing and administering all contracts related to the operation, maintenance and repair of the Premises and Technical Infrastructure.  During the maintenance services of Provider as described above the Services may not comply with the specifications set forth in Exhibit B, provided that a plan shall be developed along with Epsilon, which addresses ways to minimize disruption to the services provided by Epsilon to its customers.

b.
Provider will clean and carry out normal maintenance in the Premises provided that Epsilon shall maintain the Equipment Space as provided below.  Epsilon assumes full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Equipment including the building, maintenance and repair of the cages.  Epsilon at its sole expense shall clean the Equipment Space, provided that Provider shall retain responsibility for sub-floor cleaning in the Equipment Space, which it shall perform annually.  In the event Epsilon desires to use a janitorial service or other similar contractor in the Equipment Space, Epsilon shall use a vendor approved in writing by Provider, such approval not to be unreasonably withheld.

7.	Security.
a.
Provider shall be responsible for developing and maintaining physical security measures for the Premises as set forth herein.  Such measures shall comply with all current regulatory requirements applicable to Provider’s business.  Such security measures shall at a minimum, adhere to the security access procedures set forth in this

Section 7 and in Exhibit C.  Further, Provider shall use commercially reasonable efforts to maintain the security measures of the kind set out in Exhibit C in a manner consistent with the then-current industry standards for efficiency and reliability.
b.
Provider shall restrict access to the Equipment Space to its Staff or contractors who have a business need for access to the Equipment Space.  If at any time either party becomes aware that any of the security measures in place for any portion of the Premises are compromised or otherwise violated or may not adhere to the requirements of this Agreement, such party shall provide notice of such event as soon as reasonably practicable to the other party and Provider shall restore such security to a standard consistent with its obligations under this Agreement.  Provider shall also design an incident response policy whereby notice is given to Epsilon upon any potential, threatened, or successful security incident or breach of the Equipment Space. Provider shall provide Epsilon with immediate notice upon any material change to its security operations that affect Epsilon’s use of the Equipment Space.  In the event of a failure of the security measures, Provider shall permit Epsilon to inspect those portions of the automatic security logs for the Equipment Space upon the receipt of such notice.

c.
Provider shall use commercially reasonable efforts to assist Epsilon in compliance with third party physical security obligations that may be imposed upon Epsilon by its clients from time to time provided that the cost of additional security measures shall be paid by Epsilon.

d.	Provider shall ensure that the following physical and environmental safeguards are implemented:

i.
Restrict entry to the Premises to Provider’s Staff authorized for such access, authorized contractors of Provider or other clients, authorized visitors of Provider or Provider’s other clients, Provider’s other clients, Epsilon, Epsilon Representatives and law enforcement;

ii.
Restrict entry to the Equipment Space solely to Provider’s Staff ,or contractors authorized for such access on a need to know basis, Epsilon and Epsilon Representatives, all of whom shall be included on the Access List;

iii.
Implement and maintain for the infrastructure systems, including smoke and heat detection, fire extinguishing, and suppression, zoned sprinkler systems, cooling, power (including redundancy and diversity), leak detection, emergency systems, and employee safety in a manner consistent with its obligations under this Agreement.  In addition, Provider shall use commercially reasonable efforts to maintain such systems in a manner consistent with prevailing industry-standard best practices;

iv.
Provide physical entry controls for all areas where Confidential Information is stored, accessed, or processed on the Premises; each of Provider’s Staff accessing these areas must employ one or more unique, individually identifiable entry controls (such as card keys and biometric scans) that provide an audit trail of each entry; and all visitors who enter these areas must be logged and escorted by one of Provider’s Staff who are authorized to access such area or by Epsilon;

v.
Regularly monitor areas around and in the Premises and Equipment Space, such as with cameras and closed circuit recording, at least on guard monitoring the Premises 24 hours of the day, 7 days of the week, entry logs, and response center monitoring of key Premises metrics;

vi.
Dispose equipment, physical documents and files, and physical media in a manner that prevents subsequent retrieval of Confidential Information originally stored in them.  All printed material containing Confidential Information shall be shredded prior to disposal;

vii.	All access and security logs shall be maintained in accordance with Provider’s standard practices and procedures as set out in Exhibit C.

8.	Insurance.
a.
As of the Effective Date and during the term of this Agreement, Provider agrees to keep in place at least the levels of insurance coverage as specified in (b) below.  In addition, Provider shall maintain a Cyber policy which provides coverage for loss of data due to a physical or other access breach to the Epsilon space and/or systems in an amount not less than $20 million each occurrence.

b.	Prior to use of the Premises and during the Term, Epsilon shall procure and maintain the following minimum insurance coverage:

i.	Workers’ Compensation in an amount not less than that prescribed by statutory limits
ii.	Automobile liability Bodily Injury and Property Damage with limits of $1,000,000 each accident Employer’s Liability with limits of $1,000,000 each occurrence
iii.	Commercial General Liability with combined single limits of $10,000,000 each occurrence
iv.	“All Risk” Property insurance covering the Equipment

c.	All required insurance must be from companies with at least an A.M. Best rating of “A:XII”.

d.     Certificates of insurance shall name Provider as additional insured with respect to general liability.  “All Risk” Property insurance shall include a waiver of subrogation in favor of Provider.  Each party shall provide the other with at least thirty (30) days advance written notice of cancellation.  General Liability insurance shall cover claims for bodily injury, death, personal injury and property damage occurring during performance of the Services.  Each Party shall provide certificates of insurance to the other prior to the Effective Date, and thereafter upon the renewal of all policies to be maintained hereunder.  The policies required in this Section may include self-insured retentions which shall be disclosed on the certificate of insurance.

9.	Personnel.
a.
Epsilon acknowledges and agrees that Provider may use third party contractors in the operation of the Premises provided, however, that Provider shall remain responsible for the Services to Epsilon and to perform its responsibilities and obligations under this Agreement.  Provider shall, at its sole expense, perform all Services through such contractors or by its employees or agents (“Staff”).

b.	Provider shall, at its sole expense, retain Staff with all proper qualifications, licenses, certificates, and any other approvals to perform activities related to the Services.
c.	Provider shall require its Staff to be bound by confidentiality restrictions at least as stringent as those contained in Section 13.
d.
Provider shall ensure that its Staff that have access to the Premises shall have at least passed the background screening check as set out on Exhibit D and will use commercially reasonable efforts to include in its contractor contracts a requirement that its contractors conduct similar background checks on its employees.

e.
Epsilon shall have the right to hire sub contractors at its sole discretion, including but not limited to equipment vendors, network services and fiber providers.  Such service providers shall be considered Epsilon Representatives and will be allowed access to the Equipment Space subject to the terms and conditions of this Agreement, including without limitation adherence to the AUP as set out in Exhibit G.  In addition such contractors shall be subject to all safety, access, insurance and other reasonable requirements imposed by Provider and Epsilon shall remain responsible for all activities of its contractors on the Premises.  All such service providers shall be subject to the prior written approval of Provider, such approval not to be unreasonably withheld.

f.
Neither party shall hire or attempt to hire or employ any of the other’s personnel during the Term of this Agreement and for a period of one (1) year thereafter.  Notwithstanding the foregoing, nothing herein shall be construed to prohibit either party from placing general opportunity advertisements not targeted at the other party’s employees.

10.	Indemnification.
a.
Provider shall indemnify and hold Epsilon and any of its successors or permitted assigns harmless from and against all third party claims, causes of action, disputes, damages, costs, charges and expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”), arising from or related to death or injuries to any persons or any damages to any physical property caused by or arising out of any negligent, grossly negligent or illegal conduct of Provider and/or its employees, agents, including Provider’s contractors or personnel.

b.
Epsilon shall indemnify and hold Provider and any of its successors or permitted assigns harmless from and against all Losses directly arising from  or related to (i) death or injuries to any persons or any damages to any physical property caused by or arising out of any negligent, grossly negligent or illegal conduct of Epsilon, and/or its employees, agents or personnel, or (ii) death or injuries or any damages to any physical property made by or on behalf of any Epsilon Representative, including all contractors.

c.
A party seeking indemnity (an “Indemnified Party”) from the other party (an “Indemnifying Party”) shall not be exonerated, indemnified or held harmless to the extent of any Losses caused by (a) the negligence, gross negligence or willful misconduct of the Indemnified Party, its agents or affiliates or (b) a material breach by the Indemnified Party of its warranties, representations or obligations herein.

d.
If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto, such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim; provided that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.  The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party and at the expense of Indemnifying Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith.  So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such

Third Party Claim (whether or not appropriate notice has been given by the Indemnified Party); provided that, in such event, the Indemnified Party shall be deemed to have waived any right to indemnity by the Indemnifying Party for such Third Party Claim unless the Indemnifying Party shall have consented in writing to such payment or settlement.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim at any time after such thirty (30) day period, but shall not thereby waive any right to indemnity for such Third Party Claim pursuant to this Agreement.  The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement for the Third Party Claim that does not include, as an unconditional term thereof, the giving by the third party asserting such Third Party Claim to the Indemnified Party of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment.

11.	Limitations of Liability.
a.
To the maximum extent permitted by law, the limitations set forth in this Section 11 will apply to any and all claims, actions, suits and proceedings, regardless of whether any such claim, action, suit or proceeding arise in contract, tort (including without limitation negligence), strict liability or any other legal theory.  Furthermore, Epsilon acknowledges that Provider has agreed to the applicable pricing and negotiated this Agreement in reliance upon the limitations of liability and disclaimers of warranties contained in this Agreement and that such limitations and disclaimers form an essential basis of the bargain between the Parties. The Parties agree that such limitations and disclaimers shall survive and apply even if found to have failed of their essential purpose.

b.
EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, BOTH PROVIDER AND EPSILON MAKE NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENTOR FITNESS FOR A PARTICULAR USE.

c.
EXCEPT FOR AMOUNTS PAID WITH RESPECT TO THIRD PARTY CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND OR NATURE (INDLUCING BUT NOT LIMITED TO DAMAGES FOR LOST PROFITS, LOST REVENUES, LOST OPPORTUNITY OR LOSS OF ‘GOODWILL’) WHETHER OR NOT CAUSED BY THE ACTS OR OMISSIONS OR NEGLIGENCE OF ITS EMPLOYEES OR AGENTS, AND/OR REGARDLESS OF WHETHER SUCH PARTY HAS BEEN INFORMED OF THE POSSIBLITY OR LIKELIHOOD OF SUCH DAMAGES.

d.	Notwithstanding anything herein to the contrary, the Parties agree as follows:

i.	General.
ii.
Service Level Credits.  Service Level Credits, to the extent provided for in the SLA shall be the sole and exclusive remedy for Epsilon for interruptions, suspensions, failures, defects, impairment or any other inadequacy with respect to the Services which are the subject of the SLA;

iii.
Limited Recourse and Responsibility.  Epsilon shall have no recourse against any assets of any person or entity other than Provider and no personal liability or personal responsibility shall attach with regard to any claim made by Epsilon related in any way to this Agreement.

12.	Force Majeure.
a.
A Party’s obligations shall be suspended during the period and to the extent that such Party is prevented or hindered from complying therewith by any event arising from a cause beyond its reasonable control including, without limitation: (a) acts of God; (b) weather, fire or explosion; (c) war, invasion, riot or other civil unrest; (d) governmental laws, orders or restrictions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) action by any regulatory authority; (g) national or regional emergency; (h) strikes or labor stoppages or slowdowns or other industrial disturbances; or (i) shortage of adequate power or transportation facilities (each such event a “force majeure event”).  In such force majeure event, such Party shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.  If such an event should last more than thirty (30) days and the adverse effects of such event render Provider substantially unable to comply with the material obligations hereunder, so that the commercial purposes of this Agreement are substantially frustrated, then Epsilon retains the right to terminate this Agreement, effective immediately. Notwithstanding the occurrence of a Force Majeure Event, Epsilon shall continue to pay for all Services it actually receives under this Agreement.

13.	Confidentiality.
a.
Confidential Information.  For purposes of this Agreement, “Confidential Information” means confidential and proprietary information of either party or its corporate clients or Providers, affiliates, subsidiaries, or parent companies disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, plant and equipment).  Confidential Information includes, by way of example, but without limitation, the Business Information, Technical Information, and Personal Information described below.

i.
Examples of “Business Information” are:  products and services, employee information, business models, know-how, strategies, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas.

ii.
Examples of “Technical Information” are: software, algorithms, developments, inventions, processes, ideas, designs, drawings, engineering, hardware configuration, and technical specifications, including, but not limited to, computer terminal specifications, the source code developed from such specifications, all derivative and reverse-engineered works of the specifications, and the documentation and software related to the source code, the specifications and the derivative works.

iii.
Examples of “Personal Information” are: all non-public personal information of or related to individual credit applicants, customers or consumers of either party, employee and vendor information, including but not limited to names, addresses, telephone numbers, account numbers, customer lists, credit scores, and account, financial, transaction information, consumer reports and information derived from consumer reports, that is subject to protection from publication under applicable law.

b.
Agreement to Protect Confidential Information.  Each party shall maintain the Technical Information in confidence for five (5) years from the date of termination or expiration of this Agreement, the Business Information for two (2) years from the date of termination or expiration of this Agreement, and the Personal Information, trade secrets and source code forever, and shall not, without the prior written consent of the disclosing party, disclose any of the Confidential Information except as permitted herein.  Each party will protect the Confidential Information and will not copy, use, disclose to any third party, or access such Confidential Information without the prior written consent of disclosing party.  Each party shall disclose Confidential Information only to employees, contractors, clients or agents on a need-to-know basis and only as necessary for the performance of this Agreement.  Each party will use at least the same degree of care to protect the Confidential Information as it uses in protecting its proprietary, confidential and trade secret information.  Confidential Information belongs to disclosing party.  The obligations set forth in this Section will survive the termination or expiration of this Agreement.

c.
Ownership and Use.  Each party agrees that all Confidential Information contains trade secrets and that portions of the Confidential Information are copyrighted works.  Accordingly, disclosing party owns all rights, title and interest in and to the Confidential Information and any and all modifications to such Confidential Information. Receiving party may not reverse-engineer any software or other materials embodying the Confidential Information.  Each party acknowledges that Confidential Information may be provided for limited use internally, and each Party agrees to use the Confidential Information only in accordance with the terms and conditions of this Agreement and shall not disclose the Confidential Information to any third parties without the prior written approval of a duly authorized officer of the disclosing party.

d.	No License. No right or license whatsoever is granted with respect to the Confidential Information or otherwise.
e.
Control of Confidential Information.  Copies of the Confidential Information shall be made only as necessary and such copies shall be subject to the same restrictions as the original Confidential Information.  Receiving party shall reproduce the proprietary rights notices on any copies produced, in the same manner in which such notices were set forth on the original.

f.
Exclusions.  Notwithstanding the foregoing, the obligations of this Section 13 will not apply to Confidential Information that is (i) already in the public domain; (ii) disclosed to a party by a third party with the right to disclose it in good faith; (iii) specifically exempted in writing from the applicability of this Section; (iv) in the receiving party’s possession prior to receipt thereof from the disclosing party, as reasonably documented by the receiving party; or (v) developed by the receiving party without access to or use of any of the Confidential Information received from the disclosing party.
g.
Disclosure Required by Law.  Notwithstanding anything to the contrary in this Agreement or an attachment, each party is authorized to make any disclosure required of by it by any applicable law, rule, or regulation, after providing the other party with prior written notice (provided such notice is not prohibited by applicable Law) and an opportunity to respond prior to such disclosure.

h.
Proprietary Rights.  Each party regards and hereby identifies as Confidential Information its equipment, any information contained in or on the Equipment, and the existence of this Agreement and the terms herein, provided that Provider may ,with prior written consent from Epsilon, disclose in advertisements or verbally the fact that Epsilon is a customer of Provider.  Each party also identifies as Confidential Information those methods and processes it employs in collecting, decoding, assembling, updating, accessing, enhancing, and modeling such data associated source and object codes and documentation, all of which, with the Equipment, are and will remain the sole and exclusive property of the disclosing party.

i.	Provider shall notify Epsilon if there has been any unauthorized physical intrusion in or access to the Premises of which Provider has knowledge.

14.	Audit.
a.
Once per year, Epsilon shall have the right to audit Provider’s security policies and practices as set forth in this Agreement in addition to compliance with the privacy policies and procedures applicable to the provision of the Services.  Epsilon shall notify Provider in writing ten (10) business days in advance of the date it will audit Provider and the name of any representative, if other than Epsilon employees, who will perform the audit.  Such audits shall be performed during the hours of 8:00am to 5:00pm, Monday through Friday and be non-disruptive to Provider’s normal operations.  Epsilon or its representatives shall abide by the Confidentiality provisions set out in Section 13 when conducting such audit.  If Epsilon determines that there is a reasonable basis for a problem with Provider’s compliance, including but not limited to failing to provide a SSAE 16 report as required by subsection b, with its obligations, Epsilon may, upon ten (10)  business day prior written notice to Provider, conduct another audit.

b.
Provider shall provide to Epsilon a SSAE 16 for each year during the Term.  Such SSAE 16 shall be unqualified.  If such report is qualified, Provider shall give Epsilon a plan to make corrections. Provider shall make commercially reasonable efforts to carry out such plan within ninety (90) days, provided that if such plan cannot be completed within the 90 day time period despite diligent efforts, Provider shall have a reasonable period of time to complete the plan.  Failure to comply with this subsection 14(b) shall be considered an Event of Default.

15.	Assignment.
a.
Epsilon may assign this Agreement to (i) an Affiliate of Epsilon; or (ii) in connection with the sale of substantially all of its assets.  All other assignments of any or all of this Agreement or Equipment Space by Epsilon require the prior written consent of Provider, such consent not to be unreasonably withheld.  For the avoidance of doubt, any proposed assignee that is of equal or greater financial strength as Epsilon as reasonable determined by Provider shall be deemed reasonable provided that the proposed assignee is not a competitor of Provider and such assignment would not violate any Law or contractual obligation of Provider.  Any assignment in violation of this Section shall be null and void.  For purposes of this Agreement, “Affiliate of Epsilon” means any entity that is owned or controlled by Epsilon, Alliance Data Systems Corporation, or any entity that is wholly owned by Alliance Data Systems Corporation.

b.
The term “control” as used in this Agreement (i) in the case of a corporation shall mean ownership of more than fifty (50%) percent of the outstanding capital stock of that corporation, (ii) in the case of a general or limited liability partnership, shall mean more than fifty (50%) percent of the general partnership or membership interests of the partnership, (iii) in the case of a limited partnership, shall mean more than fifty (50%) percent of the general partnership interests of such limited partnership, and (iv) in the case of a limited liability company, shall mean more than fifty (50%) percent of the membership interests of such limited liability company.

c.	Users of the Services.

i.	The Services may be received and used not only by Epsilon, but also by any of its Designated Entities to the same extent as Epsilon.

1.
“Designated Entities” mean any persons or entities that have a business relationship with Epsilon, and which are authorized by Epsilon to receive and/or use the Services.  (For example, at Epsilon’s option, servers of an Epsilon customer may be installed and maintained on the racks provided by Provider to Epsilon under the applicable

SOW.)  In addition, Designated Entities may not have a business relationship with Epsilon but may be authorized by Epsilon to receive and/or use the Services.  (For example, Epsilon may execute an agreement to use some of the Equipment Space, not needed by Epsilon during the Term.) Designated Entities are sometimes referred to herein as “permitted users".

ii.
For purposes of this Agreement, Services provided to Epsilon’s permitted users will be deemed to be Services provided to Epsilon.  Only Epsilon (and not permitted users) may order Services under this Agreement or seek to enforce the Agreement, which it may do on behalf of such permitted users.  As between Provider and Epsilon, Epsilon shall be responsible for permitted users’ use of the Services as if they were Epsilon.  Epsilon shall be responsible for ensuring that its permitted users and their contractors adhere to the terms and conditions of this Agreement, including without limitation those obligations and restrictions contained in Sections 2, 5, 8, 9 and 13.

iii.
Epsilon shall indemnify and hold Provider and any of its successors or permitted assigns harmless from and against all claims, causes of action, disputes, damages, costs, charges and expenses, including reasonable attorneys’ fees and costs arising from or related to the provision of or use of Services by permitted users, including the presence of their equipment, personnel or contractors on the Premises.  Any amounts recoverable under this indemnification shall not be subject to the limitations contained in Section 11.

iv.	All permitted users shall be required to maintain insurance as required under Section 8 of this Agreement and their contractors shall be subject, without limitation, to the provisions of Section 9(e).
v.
Notwithstanding anything in this Agreement to the contrary, permitted users shall not be deemed to be third party beneficiaries under this Agreement.  Damages incurred by a permitted user shall be subject to, and count toward, the limitations of liability set forth in this Agreement.

16.	Surrender of Premises/Holding Over.
a.
Upon the expiration or other termination of this Agreement (and subject to any extensions of Service provided by this Section), Epsilon shall have the right and obligation to remove from the Premises all Equipment and any other Epsilon property located on the Premises.  Within thirty (30) days, Epsilon shall quit and surrender the Equipment Space to Provider, vacant, broom clean and in good order and condition, reasonable wear and tear excepted and shall remove all of its furniture, furnishings, Equipment and trade fixtures (“Move Out Date”).  Any property that Epsilon shall be required to remove pursuant to the preceding sentence and that it shall fail to remove (including by failure to pay outstanding Fees) as of the Move Out Date shall be deemed abandoned and shall become the property of Provider and may be removed and disposed of by Provider without accountability to Epsilon.  In addition, Provider may bill Epsilon for the cost of transportation, and disposal.

b.	Termination Assistance Services/Extension of Services.
i.
Upon written request, Provider will provide the following termination assistance services in connection with any termination or expiration of this Agreement, provided if the Agreement was terminated for an Event of Default caused by Epsilon Provider may condition termination assistance and any extension of Services on Epsilon’s cure of such Event of Default.

ii.
Availability; Plan.  Provider shall provide to Epsilon or Epsilon’s designee the assistance described below in subsection (iv), as requested by Epsilon, to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to Epsilon or its designee.

iii.
Extension of Services.  Epsilon may request and Provider shall extend the provision of Services for a period not to exceed twelve (12) months beyond the earlier of the effective date of termination or expiration of the Agreement under the terms and conditions in effect as of the date of the request provided that Epsilon shall continue to make payments in accordance with the Agreement.  This Agreement shall continue to govern until the end of the Service extension.

iv.
Termination Assistance.  Upon request, Termination Assistance shall commence: (1) ninety (90) days prior to the end of the then current Term or on such earlier date as Epsilon may request; or (2) upon any notice of termination or of non-renewal of the Initial Term or any Renewal Term.  Such Termination Assistance shall continue from the commencement through the end of the Initial Term or applicable Renewal Term (including any extension of time pursuant to subsection iii above).  In providing Termination Assistance Provider shall (a) assist Epsilon in developing a written transition plan for the transition of Services to Epsilon or Epsilon's designee; (b) perform consulting services as requested and are offered generally by Provider to its customers to assist in implementing the transition plan; and (c) provide other technical assistance as reasonably requested by Epsilon.

v.
Payment.  Provider shall invoice Epsilon monthly in arrears for the termination assistance services at the prevailing then-current rates for similar Services or, if no Services are similar, at Provider’s standard rates or, in either case, rates in this Agreement, whichever is lower.  This payment shall be in addition to all amounts due pursuant to this Agreement.  Notwithstanding the foregoing, if Provider has terminated this Agreement based upon Epsilon nonpayment and Provider has agreed to provide termination assistance services or an extension of Services, Provider may condition its performance of the termination assistance services on Epsilon’s payment for such services, monthly in advance.

17.	Subordination; Estoppel Certificate.
a.
The rights granted under this Agreement to Epsilon are subject and subordinate to any present or future Security Document applicable to all or any part of the Premises and to all matters to which such Security Document may be subordinate.

b.
At any time and from time to time within twenty (20) days after notice to Epsilon by Provider or a lessor or mortgagee, Epsilon shall, without charge, execute, acknowledge and deliver a statement in writing addressed to such party as Provider, lessor or mortgagee, as the case may be, may designate, in form satisfactory to Provider, lessor or mortgagee, as the case may be, certifying all or any of the following:  (i) that this Agreement is unmodified and in full force and effect (or if there have been modifications, that this Agreement is in full force and effect as modified and stating the modifications); (ii) whether the Term has commenced and have become payable hereunder and, if so, the dates to which they have been paid; (iii) whether or not, to the best knowledge of the signer of such certificate, Provider is in default in performance of any of the terms of this Agreement and, if so, specifying each such default of which the signer may have knowledge; (iv) whether Epsilon has accepted possession of the Premises; (v) whether Epsilon has made any claim against Provider under this Agreement and, if so, the nature thereof and the dollar amount, if any, of such claim; (vi) either that Epsilon does not know of any default in the performance of any provision of this Agreement or specifying the details of any default of which Epsilon may have knowledge and stating what action Epsilon is taking or proposes to take with respect thereto; (vii) that, to the knowledge of Epsilon, there are no proceedings pending or threatened against Epsilon before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition or operations of Epsilon, or, if any such proceedings are pending or threatened to the knowledge of Epsilon, specifying and describing the same; and (viii) such further information with respect to this Agreement or the Premises as Provider may reasonably request or lessor or mortgagee may require; it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Premises or any part thereof or of the interest of Provider in any party thereof, by any mortgagee or prospective mortgagee, by any lessor or prospective lessor, by any tenant or prospective tenant of the Premises or any part thereof, or by any prospective assignee of any Security Document.

c.
The Premises are currently subject to an existing subordination, nondisturbance and attornment agreement between Provider and the Premises landlord and lender (the "SNDA"). Provider shall use commercially reasonable efforts to assert its rights under the SNDA such that Epsilon’s use of the Premises and access to Services in accordance with this Agreement are not disturbed.  If there is a new lender covering the Premises, Provider will seek an SNDA from the new lender.

 18.         Condemnation.

18.1
If one third or more of the Equipment Space, or the use or occupancy thereof, or any portion of the Premises required for the reasonable and proper use of the Equipment Space, shall be taken or condemned by any governmental or quasi governmental authority for any public or quasi public use or purpose or sold  under threat of such a taking or  condemnation (collectively, "condemned"), then this Agreement shall terminate on the day prior to the date title thereto vests in such authority and Fees shall be apportioned as of such date.  If less than one third of the Equipment Space or occupancy thereof or portions of the Equipment Space not required for the proper use of the Equipment Space, is condemned, then this Agreement shall continue in full force and effect as to the part of the Equipment Space not so condemned, except that as of the date title vests in such authority Epsilon shall not be required to pay Fees with respect to the part of the Equipment Space so condemned.  Provider shall notify Epsilon of any condemnation contemplated by this Section 18.1 promptly after Provider receives notice thereof.  Within ten (10) days after receipt of such notice, Epsilon shall have the right to terminate this Agreement with respect to the remainder of the Equipment Space not so condemned as of the date title vests in such authority, but only if such condemnation renders said remainder of the Equipment Space totally unsuitable for their intended purpose.

18.2
All awards, damages and other compensation paid by the condemning authority on account of such taking or condemnation (or sale under threat of such a taking) shall belong to Provider, and Epsilon hereby assigns to Provider all rights to such awards, damages and compensation.  Epsilon agrees not to make any claim against Provider or Provider’s lessoror the condemning authority for any portion of such award or compensation attributable to damages to the Equipment Space , the value of the unexpired term of this  Agreement, the loss of profits or goodwill, leasehold improvements or severance damages.  Nothing contained herein, however, shall prevent Epsilon from pursuing a separate claim against the condemning authority for the value of furnishings, equipment and trade fixtures installed in the Equipment Space at Epsilon's expense and for relocation expenses, provided that such claim does not in any way diminish the award or compensation payable to or recoverable by Provider in connection with such taking or condemnation.

19.	Default.

19.1	Each of the following shall constitute an "Event of Default" by Epsilon or the Provider, respectively, under this Agreement:
a.
Epsilon's failure to make when due any payment of Fees or other sum, which failure shall continue for a period of thirty (30) days after receipt by Epsilon of written notice thereof, provided, however, that Provider shall not be required to give Epsilon more than two (2) such written notices during any year of the Term and if Epsilon is late in making a payment of Fees or other sum when due on more than five (5) occasions in one year, then no such thirty (30) cure period will apply;

b.
Either Party’s failure to perform or observe any material covenant  or condition of this Agreement, whether or not described in the paragraph 19, which failure shall continue for a period of thirty (30) days after receipt by such defaulting Party of written notice thereof; provided, however, that if such cure cannot reasonably be effected within such thirty (30) day period and such defaulting Party begins such cure promptly within such thirty (30) day period and is pursuing such cure in good faith and with diligence and continuity during such thirty (30) day period,  then, except in the event of an emergency, such defaulting Party shall have such additional time as is reasonably necessary to effect such cure (this Section 19.1b shall not apply to any failure, event, breach or occurrence described in Sections 19.1a, 19.1c, 19.1d, or 19.1e);

c.	an Event of Bankruptcy as specified in Section 20 hereof;
d.	Either Party’s dissolution or liquidation; or
e.	any sublease, assignment or mortgage not permitted by Section 15 hereof.

19.2
If there shall be an Event of Default (even if prior to the Effective Date), then the applicable provisions of this Section 19.2 shall apply subject to the limitations set forth in Section 11 (d) (ii).  The non-defaulting party shall have the right, at its sole option, to terminate this Agreement upon delivery of written notice to the other party.   In addition, with or without terminating this Agreement, Provider, if Epsilon has defaulted and failed to cure such breach, may re-enter, terminate Epsilon's right of possession and take possession of, the Equipment Space  all in accordance with section 16.  If necessary, Provider may proceed to recover possession of the Equipment Space under applicable Laws, or by such other proceedings, including re-entry and possession, as may be applicable.  If Provider  elects to terminate this Agreement and/or elects to terminate Epsilon's right of possession, everything contained in this Agreement on the part of Provider to be done and performed shall cease without prejudice, provided that nothing contained herein shall be deemed as limiting Epsilon's liability to pay Provider for all Fees and other sums specified herein.  Whether or not this Agreement and/or Epsilon's right of possession is terminated, Provider shall have the right, at its sole option, to terminate any renewal or expansion right contained in this Agreement and to grant or withhold any consent or approval pursuant to this Agreement in its sole and absolute discretion.  If an Event of Default has occurred under this Agreement and Epsilon has vacated the Equipment Space, and if Provider has terminated this Agreement as a result of such Event of Default, then Provider shall thereafter use reasonable efforts to market the Equipment Space taking into consideration other data center space owned by Provider that is currently available.  Epsilon hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, re-entry or restoration of the operation of this Agreement under any present or future law, including without limitation any such right which Epsilon would otherwise have in case Epsilon shall be dispossessed for any cause, or in case Provider shall obtain possession of the Premises as herein provided.  Provider may market the Equipment Space or any part thereof, alone or together with other portions of the Premises, for such term(s) (which may extend beyond the date on which the Agreement Term would have expired  but for Epsilon's default) and on such terms and conditions (which may include any concessions or allowances granted by Provider) as Provider, in its reasonable discretion, may determine, but Provider shall not be liable for, nor shall Epsilon's obligations hereunder be diminished by reason of, any failure by Provider to license all or any portion of the Premises or to collect any Fees due upon such license.  Whether or not this Agreement is terminated or any suit is instituted, Epsilon shall be liable for any Fees or other sum which may be due or sustained prior to such Event of Default and for the remaining Term only to the extent Epsilon would have been liable if the termination was for convenience – for avoidance of doubt, this limitation only applies with respect to damages associated with unpaid Fees not for any other type of damage.  The breaching party shall also be liable  for all costs, fees and expenses (including, but not limited to, attorneys' fees and costs brokerage fees (to the extent proportionately allocable to the remaining Agreement Term), expenses incurred in placing the Premises in first-class condition, advertising expenses, and any concessions or allowances granted by Provider and actions taken by Epsilon pursuant to Section 6) incurred by the non-breaching party in pursuit of its remedies hereunder and/or in case of Provider recovering possession of the Premises and licensing the Premises to others from time to time until the date the Agreement Term would have expired but for the other’s default.  In addition, the non-breaching party may pursue any other remedies available at law or equity, subject to the limitations contained in Section 11 and hereinabove.

19.3
Except as provided in Section 11 and subject to the limitations of Section 11, all rights and remedies of the non defaulting Party set forth herein are cumulative and in addition to all other rights and remedies available to the non defaulting Party at law or in equity including those available for anticipatory breach and the exercise by the non-defaulting Party of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy.  No delay in the enforcement or exercise of any right or remedy by Provider or Epsilon shall constitute a waiver of any default by the other party hereunder or of such party’s rights or remedies in connection therewith.  Neither party hereto shall be deemed to have waived any default by the other party hereunder unless such waiver is set forth in a written instrument signed by the party against whom such waiver is asserted.  If either party waives in writing any default by the defaulting Party, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Agreement except as to specific circumstances described in such written waiver.

19.4
If the non defaulting Party shall institute proceedings against the other and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of default or of any other covenant, condition or agreement set forth herein, nor of any of the non defaulting Party 's rights hereunder, except to the extent agreed by the non defaulting Party in writing in connection with such compromise or settlement.  Neither the payment by Epsilon of a lesser amount than the installments of Fees or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of Fees or other sums payable hereunder shall be deemed an accord and satisfaction,  and Provider, in its position as the non defaulting Party may accept such check or payment without prejudice to Provider 's right to recover the balance of such Fees or other sums or to pursue any other remedy available to the non defaulting Party . Notwithstanding any request or designation by Epsilon, Provider may apply any payment received from Epsilon to any payment then due.  No re-entry by Provider, and no acceptance by Provider of keys from Epsilon, shall be considered an acceptance of a surrender of this Agreement.

19.5
If Epsilon defaults in the making of any payment or in the doing of any act herein required to be made or done by Epsilon, then Provider may, but shall not be required to, make such payment or do such act after Provider delivers written notice to Epsilon.  If Provider elects to make such payment or do such act, all costs incurred by Provider, shall constitute additional sums owed by Epsilon to Provider hereunder and shall be immediately paid by Epsilon to Provider.  The taking of such action by Provider shall not be considered as a cure of such default by Epsilon or prevent Provider from pursuing any remedy it is otherwise entitled to in connection with such default.

20.	Bankruptcy.

20.1
An "Event of Bankruptcy" is the occurrence with respect to either Party of any of the following: (a) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of such person; (b) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (c) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within sixty (60) days after filing, or (2) results in the issuance of an order for relief against the debtor; (d) such person making or consenting to an assignment for the benefit of creditors or a composition of creditors; or an admission by such Party of its inability to pay debts as they become due.  At any time (but in no event more than one (1) time during any calendar year unless non-bankrupt Party reasonably and in good faith believes that a substantial change in the bankrupt Party’s financial condition shall have occurred) upon not less than ten (10) days' prior written notice, the bankrupt Party shall submit such information concerning the financial condition of any such person as Provider may reasonably request.  Epsilon warrants that all such information heretofore and hereafter submitted is and shall be correct and complete.

20.2
Upon occurrence of an Event of Bankruptcy, the bankrupt Party shall have all rights and remedies available pursuant to Section 19 above; provided, however, that while a case (the "Case") in which the bankrupt Party is the subject debtor under the Bankruptcy Code is pending, non-bankrupt Party’s right to terminate this Agreement shall be subject, to the extent required by the Bankruptcy Code, to any rights of the bankrupt Party or its trustee in bankruptcy (collectively, "Trustee") to assume or assume and assign this Agreement pursuant to the Bankruptcy Code.  After the commencement of a Case: (i) Trustee shall perform all post-petition obligations of the bankrupt Party under this Agreement; and (ii) if non-bankrupt Party is entitled to damages (including, without limitation, unpaid rent) pursuant to the terms of this Agreement, then all such damages shall be entitled to administrative expense priority pursuant to the Bankruptcy Code.  Any person or entity to which this Agreement is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Agreement on and after the date of assignment, and any such assignee shall upon request execute and deliver to Provider an instrument confirming such assumption.  Trustee shall not have the right to assume or assume and assign this Agreement unless Trustee promptly (a) cures all defaults under this Agreement, (b) compensates non-bankrupt Party for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee's assignee, and (d) complies with all other requirements of the Bankruptcy Code.  If Trustee desires to assume and assign this Agreement to any person who shall have made a bona fide offer, then Trustee shall give non-bankrupt Party written notice of such proposed assignment (which notice shall set forth the name and address of such person, all of the terms and conditions of such offer, and the adequate assurance to be provided non-bankrupt Party to assure such person's future performance under this Agreement) no later than fifteen (15) days after receipt by Trustee of such offer, but in no event later than thirty (30) days prior to the date Trustee shall make application to the appropriate court for authority and approval to enter into such assignment and assumption, and non-bankrupt Party shall thereupon have the prior right and option, to be exercised by notice to Trustee given at any time prior to the effective date of such proposed assignment, to accept (or to cause non-bankrupt Party’s designee to accept) an assignment of this Agreement upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration  to be paid  by such person for the assignment of this Agreement. If Trustee fails to assume or assume and assign this Agreement in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case (or such other period as may be provided by the Bankruptcy Code or allowed by the United States Bankruptcy Court for same), then Trustee shall be deemed to have rejected this Agreement.  If this Agreement is rejected or deemed rejected, then non-bankrupt Party shall have all rights and remedies available to it pursuant to Section 19 above.

21.	Parking.

From and after the Effective Date, Provider shall make up to three  (3) parking spaces (“Epsilon’s Parking Spaces”) available to Epsilon in such areas (the “Parking Areas”) of the Premises as Provider shall periodically designate for parking.  Epsilon’s Parking Spaces shall be used exclusively for the parking of vehicles, belonging to or leased to or operated by Epsilon, any of Epsilon’s permitted users, and their respective employees, visitors and invitees, and for not other purpose.

22.	Change Requests.

Either party may request a change to this Agreement, any of the Services provided under a SOW or request new services (collectively a “Change”) at any time.

A. Epsilon Changes.

(i) If Epsilon requests a Change, a written change request, substantially in the form of Exhibit I, (“Customer Order Form”) (“Project Change Request”) shall be submitted to their assigned Account Manager or Business Development Manager as appropriate.  The Project Change Request will describe the proposed modification(s) to the Services, i.e., select the device(s), describe what is to be changed, and identify the priority of the request.  Provider shall review each Project Change Request submitted by Epsilon and notify Epsilon as soon as practicable, of the feasibility of the requested changes, any technical, operational and pricing impacts of such Project Change Request and whether and under what terms Provider can perform the PCR (“Change Response”).  Epsilon shall respond to all Change Responses in writing indicating whether it authorizes Provider to make the requested Change on the terms and conditions set forth in the Change Response (“Change Authorization”).  Provider reserves the right to determine whether the requested change is out of scope of the Services covered by an existing SOW.  The fees, costs and expenses associated with any resulting Change, including any increase in Provider’s financing costs, shall be billed in accordance with the charging methodology set forth in the applicable SOW or Change Authorization, and shall be the responsibility of Epsilon upon written acceptance of the Change Authorization.

(ii) Any Change Request will become part of the Services only upon submission of a Change Authorization by Epsilon and acceptance by Provider, who may in its reasonable discretion reject a Change Request.  All acceptable Change Authorizations will supersede any inconsistent terms of the applicable SOW or this Agreement.

B. Provider Changes.  Provider will make no Change that will (i) increase Epsilon’s total costs of receiving the Services; or (ii) materially disrupt or adversely impact the business or operations of Epsilon, without first obtaining Epsilon's written approval and the execution of a Epsilon Order Form.  Provider will make no Change described above, without first (i) providing to Epsilon a written proposal describing in detail the Change, the cost to implement such Change and how the Change may disrupt or adversely impact the business or operations of Epsilon; and (ii) obtaining the prior written approval of the Change from the Epsilon.

C. Changes Required by Law.  In the event there is a change in Laws such that the Services must be modified in order to be compliant with a Law, as defined below, the Parties will meet and negotiate in good faith to reach an agreement on the pricing impact on the Services.  For purposes of this Section, the term “Laws” means all foreign and domestic laws, statutes, ordinances, codes, regulations, rules, or orders applicable to the provision, receipt or use of the Services generally or the performance of Provider’s or Epsilon’s obligations under this Agreement.

D. General.  Provider will make reasonable efforts to schedule and implement all Changes so as not to disrupt or adversely impact the business or operations of Epsilon.  If Epsilon owes Provider an undisputed past due amount for Services received, Provider may, in its reasonable discretion, cease to process any Project Change Requests submitted by Epsilon.

23.    Definitions.

“Access List” means the list of individuals identified by Epsilon as requiring access to the Equipment Space and approved by Provider to have such access.

“Common Space” means the common areas within the Premises, including parking lots, restrooms, break rooms, hallways, and loading docks for shared use by Epsilon and other occupants of the Premises.

“Data Hall” – means Data Hall 7 in Building 7 of the Premises as set forth on Exhibit A.

Industry Standards means: standards for a Tier IV Certification for Mechanical and Electrical as defined by TIA 942 or the then-preferred industry certification supplier of Provider.

Go-Live Date: The day and time in which the designated Equipment Space is 100% functional including all power installation systems, power whips, environmental systems, security systems, fire and water detection systems.

“Epsilon Representative” means an individual on the Access List, or otherwise given access to the Premises by Epsilon, with or without the authorization of Provider.

Equipment Space: That space as depicted on Exhibit A reflecting the actual space occupied by Epsilon within the Premises.

Effective Date: That date as set out in the first paragraph of the Agreement.

Initial Term: Shall mean the sixty (60) months subsequent to the Go-Live Date.

“Laws” shall mean all applicable local, state, federal, foreign, and international laws, statutes, ordinances, codes, regulations, rules, or orders.

Losses: Shall mean those losses more fully described in Section 10 (a) Indemnification.

“Security Document” means any of the following documents which may now exist or hereafter be executed related to the Premises or any portion thereof:  (a) ground or underlying license or lease; (b) mortgage or deed of trust, including any advances made thereunder; and (c) any renewal, modification, replacement or extension of any such license, lease, mortgage or deed of trust.

“Technical Infrastructure” means all systems and components owned or leased by Provider required to (a) deliver power to the Equipment Space, including but not limited to any PDU, UPS or generators; or (b) provide any other Services to Epsilon.

24.	General Terms.

a.
Counterparts.  These Agreement and the Attachment(s) may be executed in two or more counterparts, each of which will take effect as an original, and all of which, together, will evidence one and same instrument.

b.
Entire Agreement.  The parties hereto agree that this Agreement, the Attachment(s) and SOWs executed hereunder represent the complete statement of the agreement between the parties, and supersede all prior understandings, oral or written, relating to the subject matter of this Agreement, the Attachment(s).

c.
Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Texas without application of its choice of law provisions.  The Parties agree that the exclusive venue and jurisdiction for purposes of any and all lawsuits, causes of action, arbitrations, or other disputes shall be in a court of competent jurisdiction in Dallas County, Texas.

d.
Modification, Waiver.  This Agreement, the Attachment(s) and any SOW’s executed hereunder may be modified only by a writing executed by the parties hereto.  Failure by either party to enforce any provision of this Agreement, an Attachment will not be deemed a waiver of that provision or of any other provision of this Agreement, such Attachment and any SOW’s.

e.
Notices.  Any notices required or permitted pursuant to this Agreement, an Attachment and any SOWs must be in writing and will be deemed to have been sufficiently given when presented personally or sent by overnight delivery service or registered mail to:

If to Epsilon:

Jim Kaske
4301 Regent Blvd.
Irving, Texas 75063

With a copy to:
General Counsel
Epsilon Data Management, LLC
7500 Dallas Parkway, Suite 700
Plano, TX  75024

If to Provider:
General Counsel
CyrusOne
5150 Westway Park Blvd.
Houston, Texas 77041

f.	Prevailing Party. The prevailing party in any suit or action under this Agreement, an Attachment or any SOWs will be entitled to reasonable attorney’s fees, expenses and costs.
g.	Public Statements, Use of Marks, Disclosure of Source. Provider may not issue any public statements, press releases or promotional materials with regard to the subject matter of this Agreement, the Attachments and any SOWs which mention Epsilon and use Epsilon’s logos. Provider shall conduct business under Provider’s own name.  Provider shall not use Epsilon’s name, nor the name of Epsilon’s affiliates, in providing the Services and shall not take any action or represent to any person that would lead such person to believe that Provider is part of, employed by, or an agent of Epsilon.  Provider may not place signs on the Premises or otherwise advertise that Epsilon is retaining the Services.  Notwithstanding anything herein to the contrary, Provider may upon prior written approval of Epsilon, however, use the Epsilon’s name in advertisements identifying Epsilon as a customer of Provider.
h.	Relationship of Parties. The relationship of the parties is that of independent contractors. Nothing herein will be construed to create any partnership, joint venture, or similar relationship.
i.
Severability.  Subject to Section 1a(v), should any provision of this Agreement, an Attachment and any SOW’s be determined inconsistent with or contrary to applicable law, such provision shall be deemed amended or omitted to conform therewith.  All other provisions of the Agreement, an Attachment and any SOW’s shall remain in full force and effect.  Further, the term or condition that is held to be illegal or unenforceable will remain in effect as far as possible in accordance with the intention of the parties.

j.
Injunctive Relief.  Each of the parties acknowledges that any breach of Section 13 (Confidentiality) of this Agreement may result in irreparable and continuing damage to the other party and, therefore, in addition to any other remedy which may be afforded by law, any breach or threatened breach of such section may be prohibited by restraining order and/or injunction or any other equitable remedies of any court.

k.	Survival. The provisions of Sections 3, 4, 8, 9, 10, 11, 12, 13, 15, 16, 19 and 23 will survive any termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Co-Location Agreement to be executed by their duly authorized representatives as of the Effective Date.

Epsilon Data Management, LLC	Cyrus Networks, LLC

By: /s/ Edward J. Heffernan	By: /s/ Dottie Spruce
Print Name: Edward J. Heffernan	Print Name: Dottie Spruce
Title: Vice President	Title: VP of Sales

March 5, 2012

Dottie Spruce
CyrusOne
5150 Westway Park Blvd.
Houston, Texas  77041

General Counsel
Cyrus One
5150 Westway Park Blvd.
Houston, Texas  77041

Regarding: Inconsistent Date between Agreement and Order Form

The Co-Location Agreement (“Agreement”) made this twenty-eight day of November, 2011 (“Effective Date”), is by and between Epsilon Data Management, LLC, with a place of business at 4401 Regent Blvd., Irving, TX 75063 (“Epsilon”) and Cyrus Networks, LLC d/b/a CyrusOne, a Delaware corporation with a place of business at 5150 Westway Park Blvd., Houston, Texas 77041 (“Provider”), each a “Party” and together, the “Parties.”

Epsilon provides this written letter seeking agreement from Provider as to the Go-Live Date and therefore the expiration of the Term of the Agreement.  The Go-Live Date is January 15, 2012 and consequently the expiration of the Initial Term will be January 15, 2017.

By signing below both parties agree the final initial term will expire on January 15, 2017.

Epsilon Data Management, LLC

By: /s/Keith Morrow
Printed Name: Keith Morrow
Title: Chief Information Officer

By: /s/Dottie Spruce
Printed Name: Dottie Spruce
Title: VP of Sales